UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2008

Community Bankers Trust Corp.
 (Exact name of registrant as specified in its charter)

Delaware	001-32590	20-2652949
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Innslake Drive Glen Allen, VA	23060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2008, Community Bankers Trust Corporation (the “Company”) entered into an agreement with Gary A. Simanson that governs the terms of his employment with the Company as its Chief Strategic Officer and Vice Chairman (the “Agreement”). Prior to the consummation of the respective mergers of TransCommunity Financial Corporation (“TFC”) and BOE Financial Services of Virginia, Inc. (“BOE”) with and into the Company, which mergers became effective on May 31, 2008, Mr. Simanson served as the sole executive officer of the Company and did not receive any salary for his services. As of the effective date of the mergers, and in accordance with the terms of the respective merger agreements between the Company and TFC and BOE, Mr. Simanson began to serve in his current position of Chief Strategic Officer and Vice Chairman of the Company.

Except for certain financial terms described in the last paragraph below, the terms of the Agreement are substantially similar as those for George M. Longest, Jr., Chief Executive Officer and Bruce E. Thomas, Chief Financial Officer, respectively, of the Company. The terms of their employment agreements were described in the Company’s joint proxy statement/prospectus, dated March 25, 2008, included in its registration statement on Form S-4 (no. 333-149384), as amended, relating to the merger of BOE and the Company.

The term of the Agreement is for three years from the closing date of the mergers. On each anniversary of the merger date, the term of the Agreement will be extended by an additional year unless the Company gives written notice that no further extensions should occur. The Agreement provides for the continuation of Mr. Simanson’s base salary and certain health benefits for two years following a termination of employment with the Company by Mr. Simanson for good reason or a termination of employment by the Company without cause. The Agreement also provides that within two years following a change in control, if his employment is terminated without cause or for good reason, Mr. Simanson will be entitled to a salary continuance benefit equal to 2.99 times his final compensation, excluding certain one-time payments, and the continuation of certain health benefits for three years. The Agreement further provides that, in connection with the termination of his employment following a change in control, the Company will pay Mr. Simanson a gross-up payment equal to the amount of any excise taxes (plus the applicable federal and state income and other taxes due on such gross-up payment) payable by Mr. Simanson if the aggregate value of the salary continuance benefit and related health benefits exceeds the threshold amount that triggers the excise tax for federal tax purposes. In order to avoid the expense of the excise tax in a situation where Mr. Simanson would realize a nominal benefit, the Company will be required to make the tax gross-up payment only if the value of the aggregate payments and benefits due Mr. Simanson exceeds by $25,000 the threshold amount that would avoid triggering the excise tax. If the value of such payments and benefits is less than the $25,000 differential, the payments and benefits will be reduced to the extent necessary so as not to trigger the excise tax. The Agreement prohibits Mr. Simanson from competing with the Company following the termination of his employment, from soliciting employees and customers of the Company, and from divulging confidential information obtained while employed with the Company. These restrictions will extend for a two year period following the termination of employment, except that in the case of a termination without cause or for good reason following a change in control, the non-compete and customer solicitation restrictions will be in force for only one year.

The financial terms of the Agreement include an annual salary of $270,000 and an upfront cash bonus of $750,000, which was included as part of the merger expense. Mr. Simanson is also eligible to receive a cash bonus payment in an amount determined by the Company for financial advisory and other services he renders in connection with the negotiation and consummation of any merger or other business combination involving the Company or any of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY BANKERS TRUST CORP

Date: October 3, 2008	By:	/s/ Patrick J. Tewell

Patrick J. Tewell, Senior Vice President
and Chief Accounting Officer